Exhibit 99.1

WD-40 Company Reports Third Quarter 2017 Financial Results

~ Global net sales of maintenance products grew 3 percent compared to prior year fiscal period ~

SAN DIEGO – July 10, 2017 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2017.

Financial Highlights and Summary

•

Total net sales for the third quarter were $98.2 million, an increase of 2 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $283.9 million, an increase of $0.4 million compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date.  On a constant currency basis total net sales would have been $102.9 million for the third quarter and $301.0 million year-to-date.

•

Net income for the third quarter was $14.4 million, an increase of 14 percent compared to the prior year fiscal quarter. Year-to-date net income was $38.6 million, an increase of $0.2 million from the prior year fiscal period.

•

Diluted earnings per share were $1.02 in the third quarter, compared to $0.88 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.71 compared to $2.65 in the prior year fiscal period.

•

Gross margin was 55.3 percent in the third quarter compared to 56.8 percent in the prior year fiscal quarter.  Year-to-date gross margin was 56.3 percent compared to 55.9 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were down 6 percent in the third quarter to $27.6 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 1 percent to $86.4 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were down 13 percent in the third quarter to $5.4 million when compared to the prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses were down 10 percent to  $15.3 million compared to the prior year fiscal period.

"We had a solid quarter and are pleased that we achieved both sales and earnings results which reflect new record highs for the Company,” said Garry Ridge, WD-40 Company’s president and chief executive officer.  “Fluctuating foreign currency exchange rates continue to obscure our sales results but if you remove their impact our consolidated sales would have increased by about 4 percent over the prior year fiscal third quarter. Overall, while we continue to see fluctuations in certain markets quarter to quarter, our long-term growth plans remain stable,” continued Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2017	2016	Change	2017	2016	Change
Americas	$49,046	$49,878	(2)%	$136,964	$139,832	(2)%
EMEA	34,386	32,922	4%	100,848	100,634	-
Asia-Pacific	14,746	13,646	8%	46,133	43,052	7%
Total	$98,178	$96,446	2%	$283,945	$283,518	-

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 50 percent; for EMEA, 35 percent; and for Asia-Pacific, 15 percent.
•

Net sales in the Americas were down 2 percent in the third quarter primarily due to lower sales of maintenance products in the U.S., which declined 3% from period to period.  This lower level of sales was primarily attributable to shifting buying patterns in some trade channels as well as efforts of certain of our customers to more closely manage their inventory levels. The sales decrease in the U.S. was partially offset by higher sales of maintenance products in Canada and Latin America.

•

Net sales in EMEA increased 4 percent in the third quarter primarily due to a 16 percent increase in  sales in the EMEA distributor markets compared to the prior year fiscal period primarily due to higher sales of WD-40 Multi-Use Product in Eastern Europe, particularly in Russia. Changes in foreign currency exchange rates had an unfavorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the third quarter would have increased by $6.0 million or 18 percent compared to the prior fiscal year period.

•

Net sales in Asia-Pacific increased 8 percent in the third quarter primarily due to a 12 percent increase in sales in the Asia-Pacific distributor markets and a 6 percent increase in sales in China.  The sales growth in the Asia distributor markets was primarily attributable to the timing of customer orders and a  higher level of promotional activities for WD-40 Multi-Use Product. The growth in China was due to new distribution and continued growth in sales to the Company’s largest customers throughout China.  Changes in foreign currency exchange rates did not have a material impact on sales in the Asia-Pacific segment.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2017	2016	Change	2017	2016	Change
Maintenance products	$88,926	$86,560	3%	$255,856	$253,442	1%
Homecare and cleaning products	9,252	9,886	(6)%	28,089	30,076	(7)%
Total	$98,178	$96,446	2%	$283,945	$283,518	-

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 3 percent in the third fiscal quarter when compared to the prior fiscal year period.  This growth was driven primarily by increased sales of WD-40 Specialist within all three of the Company’s segments.  This sales growth was also attributable to increased sales of WD-40 Multi-Use Product within the EMEA and Asia-Pacific segments.

•

Net sales of homecare and cleaning products decreased 6 percent in the third quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 20, 2017 a quarterly dividend of $0.49 per share payable July 31, 2017 to stockholders of record at the close of business on July 21, 2017.

On June 21, 2016, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2016, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2016 through May 31, 2017, the Company has repurchased 244,973 shares at a total cost of $26.2 million under this $75.0 million plan.

Updated Fiscal Year 2017 Guidance

The Company updated its revenue guidance for fiscal year 2017 as follows:

•	Net sales are projected to be flat to up 2 percent with net sales expected to be between $382 million and $388 million.
•	Gross margin percentage for the full year is expected to be above 56 percent.
•	Advertising and promotion investments are projected to be below 6.0 percent of net sales.
•	Net income is projected to be between $51.3 million and $52.3 million.
•	Diluted earnings per share is expected to be between $3.64 and $3.71 based on an estimated 14.1 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and crude oil prices will remain close to current levels for the remainder of fiscal year 2017.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $381 million in fiscal year 2016 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2017 which the Company expects to file with the SEC on July 10, 2017.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 10, 2017, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$32,205	$50,891
Short-term investments	79,391	57,633
Trade accounts receivable, less allowance for doubtful
accounts of $229 and $394 at May 31, 2017
and August 31, 2016, respectively	65,177	64,680
Inventories	36,549	31,793
Other current assets	2,959	4,475
Total current assets	216,281	209,472
Property and equipment, net	25,510	11,545
Goodwill	95,557	95,649
Other intangible assets, net	16,936	19,191
Deferred tax assets, net	609	621
Other assets	2,886	3,190
Total assets	$357,779	$339,668

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,557	$18,690
Accrued liabilities	17,364	15,757
Accrued payroll and related expenses	12,762	20,866
Revolving credit facility, current	20,000	-
Income taxes payable	1,509	3,381
Total current liabilities	70,192	58,694
Revolving credit facility	134,000	122,000
Deferred tax liabilities, net	17,286	16,365
Other long-term liabilities	1,962	2,214
Total liabilities	223,440	199,273

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,681,883 and 19,621,820 shares issued at May 31, 2017 and
August 31, 2016, respectively; and 14,023,428 and 14,208,338 shares
outstanding at May 31, 2017 and August 31, 2016, respectively	20	20
Additional paid-in capital	149,767	145,936
Retained earnings	308,308	289,642
Accumulated other comprehensive income (loss)	(29,624)	(27,298)
Common stock held in treasury, at cost ― 5,658,455 and 5,413,482
shares at May 31, 2017 and August 31, 2016, respectively	(294,132)	(267,905)
Total shareholders' equity	134,339	140,395
Total liabilities and shareholders' equity	$357,779	$339,668

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2017	2016	2017	2016

Net sales	$98,178	$96,446	$283,945	$283,518
Cost of products sold	43,891	41,635	124,156	124,937
Gross profit	54,287	54,811	159,789	158,581

Operating expenses:
Selling, general and administrative	27,558	29,215	86,391	85,755
Advertising and sales promotion	5,398	6,188	15,251	16,865
Amortization of definite-lived intangible assets	718	740	2,156	2,242
Total operating expenses	33,674	36,143	103,798	104,862

Income from operations	20,613	18,668	55,991	53,719

Other income (expense):
Interest income	112	186	392	517
Interest expense	(693)	(433)	(1,822)	(1,222)
Other income (expense), net	254	(799)	527	470
Income before income taxes	20,286	17,622	55,088	53,484
Provision for income taxes	5,842	4,957	16,526	15,088
Net income	$14,444	$12,665	$38,562	$38,396

Earnings per common share:
Basic	$1.02	$0.88	$2.71	$2.66
Diluted	$1.02	$0.88	$2.71	$2.65

Shares used in per share calculations:
Basic	14,056	14,306	14,115	14,365
Diluted	14,088	14,349	14,151	14,413
Dividends declared per common share	$0.49	$0.42	$1.40	$1.22

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2017	2016
Operating activities:
Net income	$38,562	$38,396
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,005	4,893
Net gains on sales and disposals of property and equipment	(109)	(30)
Deferred income taxes	(101)	(601)
Excess tax benefits from settlements of stock-based equity awards	(1,432)	(1,618)
Stock-based compensation	3,543	2,518
Unrealized foreign currency exchange losses	872	214
Provision for bad debts	(141)	15
Changes in assets and liabilities:
Trade and other accounts receivable	(1,915)	(7,229)
Inventories	(4,926)	(1,533)
Other assets	1,660	2,258
Accounts payable and accrued liabilities	(125)	2,963
Accrued payroll and related expenses	(9,629)	507
Income taxes payable	702	3,294
Other long-term liabilities	(246)	112
Net cash provided by operating activities	31,720	44,159

Investing activities:
Purchases of property and equipment	(15,410)	(3,311)
Proceeds from sales of property and equipment	403	195
Purchases of short-term investments	(26,815)	(22,920)
Maturities of short-term investments	4,517	6,516
Net cash used in investing activities	(37,305)	(19,520)

Financing activities:
Treasury stock purchases	(26,227)	(24,691)
Dividends paid	(19,896)	(17,647)
Proceeds from issuance of common stock	548	821
Excess tax benefits from settlements of stock-based equity awards	1,432	1,618
Net proceeds from revolving credit facility	32,000	10,000
Net cash used in financing activities	(12,143)	(29,899)
Effect of exchange rate changes on cash and cash equivalents	(958)	(1,263)
Net decrease in cash and cash equivalents	(18,686)	(6,523)
Cash and cash equivalents at beginning of period	50,891	53,896
Cash and cash equivalents at end of period	$32,205	$47,373